UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C.

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

December 22, 2005 Date of Report (Date of earliest event reported)

KLEENAIR SYSTEMS, INC.

(Exact Name of Registrant as specified in Charter)

Commission File No. 033-03362

Nevada	87-0431043
(State of Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

27121 Aliso Creek Road, Suite 120, Aliso Viejo, California	92656
(Address of Principal Executive Office)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (949) 831-1045

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 22, 2005, KleenAir Systems, Inc., a Nevada corporation (“KAIR”), and Innovay, Inc., a California corporation ("Innovay"), executed an Asset Purchase Agreement ("Agreement").  Subject to the terms and conditions of the Agreement, KAIR is to acquire all of the assets and liabilities of Innovay which relate to the skin care and pharmaceutical business of Innovay for KAIR common stock which shall be equal to sixty percent of the issued and outstanding shares of KAIR upon closing. Depending upon the occurrence of certain post-closing events, Innovay’s percentage ownership of KAIR may increase to eighty-five percent (85%) of the issued and outstanding stock of KAIR. The Agreement will close twenty (20) days after a Form 14C Information Statement has been mailed to KAIR’s shareholders.

The Agreement has been approved by the Board of Directors of KAIR and approved by the written consent of shareholders owning approximately 64.7% of KAIR’s issued and outstanding shares. KAIR will also amend its Articles of Incorporation to change the name of the Company to MIGAMI, Inc., and to increase the number of authorized shares to 200,000,000. KAIR has also elected to perform a 5 to 1 reverse split of its outstanding shares. .

iAIR is acquiring, inter alia, Innovay licenses to distribute pharmaceutical and skin care products in China, Japan and Korea. Lionel Simons and Lester Berriman will resign on closing as officers and directors, and will appoint nominees of Innovay to the Board of Directors, affecting a change of control.

The description of the Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is included as Exhibit 10.01 to this report and is incorporated herein by reference. The Agreement is included with this Form 8-K solely to provide investors with information regarding the terms of the Agreement and not to provide investors with any other factual information relating to the parties or their respective businesses. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the transaction that may be contained in, or incorporated by reference into, the Form 10-K, Forms 10-Q, and other filings that KAIR makes with the Securities and Exchange Commission.

(c) EXHIBIT NO. 10.01 DESCRIPTION Asset Purchase Agreement between Kleenair Systems, Inc. and Innovay, Inc., dated as of December 22, 2005.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPANY NAME CORPORATION

Date: December 29, 2005	By:	/s/ Lionel Simons
Lionel Simons
President

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